EXHIBIT 99.1

ORLANDO, FLORIDA – Super Vision International, Inc. (NASDAQ: SUPVA) announced today that its Board of Directors elected Mr. Anthony Nicolosi a Director of the Company, effective August 1, 2003, to fill a vacancy on the Board of Directors. Anthony Nicolosi is the Chief Operating Officer for Volvo Finance North America, Inc., a subsidiary of Ford Motor Credit Corporation. Volvo Finance provides financing and leasing options for Volvo vehicles, currently services over 200,000 customers and has over $4.5 billion in assets under management. Mr. Nicolosi joined Volvo Finance North America, Inc. in October of 1998 as Vice President Operations. Currently, Mr. Nicolosi serves on the Board of Directors of Volvo Finance North America, Inc., and The Midland Foundation Board of Trustees, and is a member of the Executive Management Team of Volvo Cars of North America, LLC. Mr. Nicolosi is also currently Chairman of the Volvo Pension Plan and Vest Plan Committees. Under Mr. Nicolosi’s leadership Volvo Finance North America, Inc. has grown its asset base by more than twenty percent, and has been one of the top performing automotive finance companies in Customer and Dealer satisfaction as measured by JD Power and Associates.

“We have received a great deal of input from our Board that has assisted us in our return to profitability” commented Brett Kingstone, Super Vision’s President and CEO “The addition of someone of the caliber and financial skills of Anthony Nicolosi will provide us with a wealth of advice in our continued efforts to grow profitably. We are honored that he has agreed to join our Board of Directors.”

Prior to joining Volvo Finance North America, Inc., Mr. Nicolosi has, since 1987 held various positions with Volvo Cars of North America, his most recent being General Manager of the New Jersey Market area. Prior to joining Volvo Cars of North America, Mr. Nicolosi worked for the Public Accounting Firm N.L. Fish & Company of Englewood Cliffs, NJ.

Mr. Nicolosi graduated from West Chester State College in 1983 with a Bachelor of Science degree in Accounting, and is a Certified Public Accountant licensed in the states of Pennsylvania and New Jersey. Mr. Nicolosi is a member of the American Institute of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accountants, and the New Jersey Society of Certified Public Accountants. Mr. Nicolosi is a Certified 6-Sigma Green Belt and Project Champion.